Exhibit 99.1

BioTime Expands Corporate Headquarters

- An Additional 6,000 Square Feet of Facilities for Therapeutic Product Development -

ALAMEDA, Calif.--(BUSINESS WIRE)--October 26, 2010--BioTime Inc. (NYSE Amex: BTIM) announced today it is expanding its corporate headquarters and laboratory facility in Alameda, California and has signed a new Lease Agreement effective December 1, 2010 for an initial five-year term, with an option to renew the lease for an additional five years. The new lease extends BioTime’s existing space by 6,000 square feet to 17,000 square feet, enabling BioTime to provide both office and laboratory space for itself and its subsidiary companies. BioTime will also have a right of first refusal on approximately 10,000 square feet of adjacent space.

The facility is good manufacturing process (GMP) capable and has previously been certified as Class 1000 and Class 10,000 laboratory space. The space includes cell culture and manufacturing equipment previously validated for use in GMP manufacture of cell-based products. BioTime expects this space will be used by its family of domestic subsidiary companies for the purpose of developing therapeutic products for human degenerative diseases and disorders based on stem cell technology, and research products for sale to companies, universities, and other institutions engaged in drug discovery and other stem cell research activities. Currently, BioTime’s U.S. subsidiaries are developing cell-based therapies for orthopedic disease and cancer. BioTime’s laboratory facilities may also be used to provide therapeutic and research products to its foreign subsidiaries for further development or sale in overseas markets.

“This is the optimum time for us to take advantage of commercial lease prices and ensure our subsidiaries have the necessary facilities to develop leading cell-based therapeutics and research products,” said BioTime’s CEO Dr. Michael D. West. “Our location in Alameda within San Francisco’s biotechnology corridor will also provide access to the talent necessary to advance our wide array of scalable and purified human cell types toward the clinic.”

About BioTime, Inc.

BioTime, headquartered in Alameda, California, is a biotechnology company focused on regenerative medicine and blood plasma volume expanders. Its broad platform of stem cell technologies is developed through subsidiaries focused on specific fields of applications. BioTime develops and markets research products in the field of stem cells and regenerative medicine through its wholly owned subsidiary Embryome Sciences, Inc.

BioTime’s therapeutic product development strategy is pursued through subsidiaries that focus on specific organ systems and related diseases for which there is a high unmet medical need. BioTime’s majority owned subsidiary Cell Cure Neurosciences, Ltd. is developing therapeutic products derived from stem cells for the treatment of retinal and neural degenerative diseases. BioTime's subsidiary OrthoCyte Corporation is developing therapeutic applications of stem cells to treat orthopedic diseases and injuries. Another subsidiary, OncoCyte Corporation, focuses on the therapeutic applications of stem cell technology in cancer. BioTime’s Singapore subsidiary, ES Cell International Pte Ltd, has been at the forefront of advances in human embryonic stem (“hES”) cell technology, having been one of the earliest distributors of hES cell lines to the research community. ESI has produced clinical-grade human embryonic stem cell lines that were derived following principles of good manufacturing practice and currently offers them for potential use in therapeutic product development.

In addition to its stem cell products, BioTime develops blood plasma volume expanders, blood replacement solutions for hypothermic (low temperature) surgery, and technology for use in surgery, emergency trauma treatment and other applications. BioTime’s lead product, Hextend®, is a blood plasma volume expander manufactured and distributed in the U.S. by Hospira, Inc. and in South Korea by CJ CheilJedang Corp. under exclusive licensing agreements. Additional information about BioTime, Embryome Sciences, Cell Cure, OrthoCyte, OncoCyte, BioTime Asia, and ESI can be found on the web at www.biotimeinc.com.

Forward-Looking Statements

Statements pertaining to future financial and/or operating results, future growth in research, technology, clinical development, and potential opportunities for the company and its subsidiaries, along with other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management constitute forward-looking statements. Any statements that are not historical fact (including, but not limited to statements that contain words such as “will,” “believes,” “plans,” “anticipates,” “expects,” “estimates”) should also be considered to be forward-looking statements. Forward-looking statements involve risks and uncertainties, including, without limitation, risks inherent in the development and/or commercialization of potential products, uncertainty in the results of clinical trials or regulatory approvals, need and ability to obtain future capital, and maintenance of intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements and as such should be evaluated together with the many uncertainties that affect the company’s business, particularly those mentioned in the cautionary statements found in the company’s Securities and Exchange Commission filings. The company disclaims any intent or obligation to update these forward-looking statements.

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CONTACT:
BioTime, Inc.
Judith Segall, 510-521-3390, ext 301
jsegall@biotimemail.com